UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §.240.14a-12

CHEVRON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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employee voting for the 2020 annual meeting of stockholders

Chevron’s Annual Meeting of Stockholders will be held at Chevron Park Auditorium, 6001 Bollinger Canyon Road, San Ramon, CA, at 8:00 a.m. PDT on Wednesday, May 27, 2020. In light of the emerging public health concerns of the COVID-19 (Coronavirus) outbreak, the Company may hold its Annual Meeting via remote telephonic or electronic (“Virtual”) access in lieu of an in-person meeting in San Ramon, CA. The Company would announce a decision to hold a Virtual Annual Meeting in a press release available at www.chevron.com as soon as practicable prior to the Annual Meeting. In that event, the 2020 Annual Meeting of Stockholders would be held in a Virtual meeting format only, on the above date and time, via live audio webcast. Stockholders or their legal proxy holders could participate, submit questions, vote, and examine our stocklist at the Virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/CVX2020 and using their 16-digit control number, but only if the meeting is held in a Virtual format.

On or around Monday, April 13, Chevron employees who hold Chevron common stock through an employee stock or retirement benefit plan and who have a Chevron-issued email address will be sent an email with instructions for voting their shares online and links to the Notice of the 2020 Annual Meeting, the 2020 Proxy Statement, and the 2019 Annual Report. Chevron employees who participate in an employee stock or retirement benefit plan, but do not receive an email, will receive the information through the mail. Time of delivery will vary based on geographic location.

The Proxy Statement and Annual Report are also now available electronically on www.chevron.com/investors/stockholder-services and can be accessed, viewed, and printed at your convenience. The Proxy Statement includes important information on matters that will be voted on at the meeting.

You will be voting to elect members of the Company’s Board of Directors; to ratify the appointment of PwC as the Company’s independent registered public accounting firm; to approve, on an advisory basis, the compensation of Chevron’s named executive officers; and on seven stockholder proposals.

Electronic delivery of the proxy materials saves natural resources, in addition to saving the Company printing and delivery costs. However, if you wish to receive a paper copy of the Proxy Statement or Annual Report, you may submit a request indicating the item(s) you wish to receive, along with your name and intercompany mailing address, to corpgov@chevron.com.

voting convenience

Employee stockholders will have the ease of voting their proxies online or through a telephone voting service. Please vote. Your vote is important.

voting is confidential

All voting tabulations and results are handled by an independent third party. Chevron does not have access to individual votes, and the process is completely confidential.

voting deadline

Once you have received the proxy voting email or proxy materials, you may vote. You must vote your shares held in an employee stock or retirement benefit plan no later than 11:59 p.m. EDT on Thursday, May 21 or such other date and time as determined by the plan fiduciary or trustee.

voting recommendations

Chevron’s Board of Directors recommends that you vote as follows:

☐ FOR: Election of the Director nominees

☐ FOR: Ratification of appointment of PwC as independent registered public accounting firm

☐ FOR: Advisory vote to approve named executive officer compensation

X AGAINST: Stockholder proposal to report on lobbying

X AGAINST: Stockholder proposal to create a board committee on climate risk

X AGAINST: Stockholder proposal to report on climate lobbying

X AGAINST: Stockholder proposal to report on petrochemical risk

X AGAINST: Stockholder proposal to report on human rights practices

X AGAINST: Stockholder proposal to set special meetings threshold at 10%

X AGAINST: Stockholder proposal to adopt policy for an independent chairman

Please refer to the Proxy Statement for detailed information on each of the proposals and the Annual Meeting of Stockholders.

employee stockholder Q&A

What happens if I do not receive the proxy voting email?

Any employee stockholder who does not receive the proxy voting email around April 13 will receive the information through the mail. Time of delivery through the mail will vary based on geographic location.

What documents will be delivered electronically?

Chevron will electronically send you a link to the 2019 Annual Report, Notice of the 2020 Annual Meeting and 2020 Proxy Statement, and the proxy ballot.

How do I vote my proxy electronically?

When you are sent the proxy voting email, you will also be given the information you’ll need to vote your proxy ballot online or by telephone. Please remember that you will need your pre-assigned personal identification number (PIN) to access the online system. Your pre-assigned PIN will be the last four digits of your social security number, unless you previously changed it.

What if I would like to receive paper copies of the documents instead of receiving proxy materials electronically?

If you are an employee participating in a company stock or retirement benefit plan and do not want to receive the proxy voting email in the future and would instead like to receive paper copies of the proxy materials on an ongoing basis, please notify the Corporate Governance department at corpgov@chevron.com.